Exhibit 107

Exhibit Fee Table

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Cornerstone Building Brands, Inc.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to Be Paid	$3,262,384,568.25	(1)	.0000927	$302,423.05	(2)
Fees Previously Paid	–			–
Total Transaction Valuation	$3,262,384,568.25
Total Fees Due for Filing				$302,423.05
Total Fees Previously Paid				–
Total Fee Offsets				–
Net Fee Due				$302,423.05

(1)	Aggregate number of securities to which transaction applies: As of March 4, 2022, the maximum number of shares of Company common stock to which this transaction applies is estimated to be 130,415,167, which consists of (a) 127,009,563 shares of Company common stock entitled to receive the per share merger consideration of $24.65; (b) 1,974,983 shares of Company common stock underlying outstanding restricted stock units entitled to receive the per share merger consideration of $24.65; and (c) 1,430,621 shares of Company common stock underlying outstanding restricted stock units subject to performance-based vesting, which are expected to pay out at target level of performance and are entitled to receive the per share merger consideration of $24.65. As of March 4, 2022, the maximum number of shares of Company common stock underlying outstanding Company stock options to which this transaction applies is estimated to be 3,274,744, which are entitled to receive the per share merger consideration of $24.65 minus any applicable exercise price.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of March 4, 2022, the underlying value of the transaction was calculated based on the sum of (a) the product of 127,009,563 shares of Company common stock and the per share merger consideration of $24.65; (b) the product of 1,974,983 shares of Company common stock underlying outstanding restricted stock units and the per share merger consideration of $24.65; (c) the product of 1,430,621 shares of Company common stock underlying outstanding restricted stock units subject to performance-based vesting and the per share merger consideration of $24.65 (assuming the 1,430,621 shares are paid out at target level of performance); and (d) the product of 3,274,744 shares of Company common stock underlying Company stock options and $14.55 (which is the difference between the per share merger consideration of $24.65 and the weighted average exercise price of the Company stock options of $10.10). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		–	–	–		–
Fee Offset Sources	–	–	–		–		–